UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2024 (December 11, 2023)

Gyre Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12770 High Bluff Drive Suite 150 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 949-3681
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GYRE	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to Current Report on Form 8-K (this “Form 8-K/A”) amends the Current Report on Form 8-K filed by Gyre Therapeutics, Inc. (the “Company”) on December 11, 2023 (the “Initial Form 8-K”). The Initial Form 8-K reported the retirement and resignation of Dr. Charles Wu as the Company’s Chief Executive Officer and as a member of the board of directors (the “Board”) of the Company, and Dr. Han Ying’s appointment as the Company’s Chief Executive Officer, effective January 15, 2024, to succeed Dr. Wu. Pursuant to Instruction 2 to Item 5.02 of Form 8-K, this Form 8-K/A is being filed to (i) disclose the Company’s vacancy on its Audit Committee, (ii) disclose committee assignments for Drs. Han Ying and Renate Parry, which had not been determined at the time of filing of the Initial Form 8-K and (iii) describe the employment agreement for Dr. Ying, which had not been executed at the time of filing of the Initial Form 8-K.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 15, 2024, the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that, following Dr. Charles Wu’s retirement and resignation as the Company’s Chief Executive Officer and as a member of the Board, and Dr. Han Ying’s appointment as the Company’s Chief Executive Officer, effective on January 15, 2024, to succeed Dr. Wu, Dr. Ying stepped down as a member of the Audit Committee of the Company. The Company has a vacancy on its Audit Committee and intends to rely on the cure period set forth in the Nasdaq Listing Rules while it recruits a new Audit Committee member, as described in more detail below.

On January 17, 2024, the Company received a letter from Nasdaq confirming that the Company is no longer in compliance with Nasdaq’s audit committee composition requirements as set forth in Nasdaq Listing Rule 5605, which requires that the audit committee of a listed company be comprised of at least three “independent directors” (as defined in Nasdaq Listing Rule 5605(a)(2)). Pursuant to Nasdaq Listing Rule 5605(c)(4), the Company intends to rely on the cure period to reestablish compliance with Nasdaq Listing Rule 5605. The cure period is generally defined as until the earlier of the Company’s next annual meeting of stockholders or July 15, 2024.

The Board is in the process of identifying and selecting a new member of the Board who qualifies as “independent” and would meet the audit committee criteria set forth in Nasdaq Listing Rule 5605. The Board intends to comply fully with Nasdaq audit committee requirements by or before the end of the cure period described above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 15, 2024, the Board appointed Dr. Renate Parry as Chair of the Board’s Compensation Committee, replacing Dr. Han Ying, who stepped down as Chair and member of such committee. In addition, on January 15, 2024, Dr. Ying stepped down as a member of the Board’s Audit Committee.

On January 15, 2024, the Company entered into an employment agreement with Dr. Ying (the “Employment Agreement”) to serve as the Company’s Chief Executive Officer. The Employment Agreement provides for Dr. Ying’s at-will employment and an annual base salary of $350,000, an annual bonus to be determined annually by the Board or the Compensation Committee, as well as his ability to participate in the Company’s employee benefit plans generally. In the event of the termination of Dr. Ying’s employment by the Company without “Cause” or by Dr. Ying for “Good Reason” (as each term is defined in the Employment Agreement), subject to Dr. Ying’s execution without revocation of a release of claims against the Company and its affiliates, Dr. Ying will be entitled to: (i) an amount equal to Dr. Ying’s then-current annual base salary, paid in installments over twelve months, (ii) for up to twelve months, reimbursement of premium payments, as if Dr. Ying had remained an active employee, for any COBRA coverage that he timely elects and (iii) accelerated vesting of the portion of any outstanding equity awards held by Dr. Ying as of the termination date that were scheduled to vest during the twelve month period following Dr. Ying’s termination date, had he remained employed during such time.

The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated January 15, 2024, by and between Han Ying, Ph.D. and Gyre Therapeutics, Inc.

104	The cover page from the Company’s Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GYRE THERAPEUTICS, INC.

Date: January 19, 2024	By:	/s/ Han Ying, Ph.D.
	Name:	Han Ying, Ph.D.
	Title:	Chief Executive Officer